SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 11, 1998

                          Illinois Central Corporation
              Exact name of Registrant as specified in its charter




           Delaware                      1-10720            13-3545405

(State or other jurisdiction         (Commission          (IRS Employer
      of incorporation)               File Number)         Identification No.)





455 North Cityfront Plaza Drive, Chicago, Illinois                 60611-5504
(Address of principal executive offices)                           (Zip Code)



         Registrant's telephone number, including area code (312) 755-7500



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Item 5.  Other Items

On June 11, 1998, an $8 million ship unloading crane manufactured for IC RailMarine Terminal Company ("ICRMT") Convent, Louisiana collapsed and fell from the dock into the Mississippi River. ICRMT, an import/export, dry-bulk handling terminal, is an indirect, wholly owned subsidiary of Illinois Central Corporation (the "Company"). The crane was being load and stability tested as part of the installation by the manufacturer. The exact cause of the accident is unknown and being investigated.

The manufacturer is a joint venture between an Austrian company and a Slovenian company. The crane, delivered to ICRMT's dock on March 31, 1998, was under the control of the manufacturer at the time of the incident, and had not been accepted by ICRMT. The incident resulted in one fatality and seven injuries, one serious.


ICRMT will not be fully operational until a replacement crane is operational. Various options are being examined. A new crane may be available in approximately fifteen to eighteen months. A reworked used crane, or mobile harbor crane, could be employed in approximately six to eight months.

All insurers, underwriters, indemnifying parties and governmental authorities have been notified of the incident.

While loss of the crane will have a material impact on the operations of ICRMT until replaced, neither the loss of the crane nor the disruption to operations of ICRMT will have a material impact on the Company.

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                                    SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.







                                       ILLINOIS CENTRAL CORPORATION




                                       /s/JOHN V. MULVANEY
                                          John V. Mulvaney
                                    Vice President and Chief Financial Officer







Date: July 1, 1998



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